(11) STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                      THREE MONTHS ENDED            NINE MONTHS ENDED
                                                          SEPT. 30                      SEPT. 30
                                                      -----------------            -------------------
                                                      1995         1994            1995           1994
Net Income (Loss) for Company
  Earnings per Common Share                       $ (217,398)  $ (169,144)      $ (574,172)   $ (187,021)

Weighted Average Number of
  Common Shares Outstanding
  During Each Period Without
  Dilution                                        19,684,426   10,363,754       18,932,759     9,035,360

Addition from Assumed Exercise
  of Common Stock Warrants                         1,120,000          -0-        1,120,000           -0-

Addition from Assumed
  Conversion of Preferred Stock                      300,000      300,000          300,000       300,000
                                                  ----------   ----------       ----------    ----------

                                                  21,104,426   10,663,754       20,352,759     9,335,360
                                                  ----------   ----------       ----------    ----------
                                                  ----------   ----------       ----------    ----------
Net Income per Common Share
  Without Dilution                                $    (0.01)  $    (0.02)      $    (0.03)   $    (0.02)
  Fully Diluted                                   $    (0.01)  $    (0.02)      $    (0.03)   $    (0.02)





                                      -11-